Draft dated as of January 15, 1999
================================================================================



                         WALLACE COMPUTER SERVICES, INC.



                                  $200,000,000


               $65,000,000 6.92% Senior Notes Due January 15, 2006

              $135,000,000 7.26% Senior Notes Due January 15, 2009



                                 --------------


                               PURCHASE AGREEMENT

                                  -------------




                          Dated as of January 15, 1999



================================================================================

                                TABLE OF CONTENTS

                          (Not a part of the Agreement)

SECTION                          HEADING                                   PAGE
SECTION 1.              AUTHORIZATION OF NOTES...............................1


SECTION 2.              SALE AND PURCHASE OF NOTES...........................1

       Section 2.1.     Sale and Purchase of Notes...........................1
       Section 2.2.     Indenture for the Notes..............................2

SECTION 3.              CLOSING..............................................2


SECTION 4.              CONDITIONS TO CLOSING................................3

       Section 4.1.     Representations and Warranties.......................3
       Section 4.2.     Direction of Indenture Trustee.......................3
       Section 4.3.     Documents Required by Indenture; Basis for
                            Authentication...................................3
       Section 4.4.     Performance; No Default..............................3
       Section 4.5.     Compliance Certificates..............................3
       Section 4.6.     Opinions of Counsel..................................4
       Section 4.7.     Purchase Permitted By Applicable Law, Etc............4
       Section 4.8.     Sale of Other Notes..................................4
       Section 4.9.     Funding Instructions.................................4
       Section 4.10.    Payment of Special Counsel Fees......................4
       Section 4.11.    Changes in Corporate Structure.......................4
       Section 4.11.    NAIC Certificate.....................................5
       Section 4.12.    Proceedings and Documents............................5

SECTION 5.              REPRESENTATIONS AND WARRANTIES OF THE COMPANY........5

       Section 5.1.     Organization; Power and Authority....................5
       Section 5.2.     Authorization, Etc...................................5
       Section 5.3.     Disclosure...........................................5
       Section 5.4.     Organization and Ownership of Shares of
                            Restricted Subsidiaries; Affiliates..............6
       Section 5.5.     Financial Statements.................................7
       Section 5.6.     Compliance with Laws, Other Instruments, Etc.........7
       Section 5.7.     Governmental Authorization, Etc......................7
       Section 5.8.     Litigation; Observance of Agreements,
                            Statutes and Orders..............................8
       Section 5.9.     Taxes................................................8
       Section 5.10.    Licenses, Permits, Etc...............................8
       Section 5.11.    Compliance with ERISA................................8
       Section 5.12.    Use of Proceeds; Margin Regulations..................9
       Section 5.13.    Existing Indebtedness; Future Liens.................10


       Section 5.14.    Foreign Assets Control Regulations, Etc.............10
       Section 5.15.    Status under Certain Statutes.......................10
       Section 5.16.    Notes Rank Pari Passu...............................10
       Section 5.17.    Environmental Matters...............................10
       Section 5.18.    Year 2000 Compliance................................11

SECTION 6.              REPRESENTATIONS OF THE PURCHASER....................11

       Section 6.1.     Purchase............................................11
       Section 6.2.     Source of Funds.....................................11

SECTION 7.              INFORMATION AS TO THE COMPANY.......................12

       Section 7.1.     Financial and Business Information..................12
       Section 7.2.     Officer's Certificate...............................15
       Section 7.3.     Inspection..........................................16
       Section 7.4.     Reporting Treatment of Unrestricted Subsidiaries....16

SECTION 8.              LIST OF NOTEHOLDERS; SUBSTITUTION OF NOTES;
                        CERTAIN RESTRICTIONS RELATING TO TRANSFER OF NOTES..17

       Section 8.1.     List of Noteholders.................................17
       Section 8.2.     Transfer of Notes...................................17
       Section 8.3.     Replacement of Notes................................17
       Section 8.4.     Certain Restriction Relating to Transfer
                            of the Notes....................................17

SECTION 9.              PAYMENTS ON NOTES...................................17

       Section 9.1.     Place of Payment....................................17
       Section 9.2.     Home Office Payment.................................17

SECTION 10.             EXPENSES, ETC.......................................18

       Section 10.1.    Transaction Expenses................................18
       Section 10.2.    Survival............................................18

SECTION 11.             SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                        ENTIRE AGREEMENT....................................18


SECTION 12.             AMENDMENT AND WAIVER................................19

       Section 12.1.    Requirements........................................19
       Section 12.2.    Solicitation of Holders of Notes....................19
       Section 12.3.    Binding Effect, Etc.................................19
       Section 12.4.    Notes Held by Company, Etc..........................20

SECTION 13.             NOTICES.............................................20


SECTION 14.             REPRODUCTION OF DOCUMENTS...........................20


SECTION 15.             CONFIDENTIAL INFORMATION............................21


SECTION 16.             SUBSTITUTION OF PURCHASER...........................22


SECTION 17.             MISCELLANEOUS.......................................22

       Section 17.1.    Successors and Assigns..............................22
       Section 17.2.    Severability........................................22
       Section 17.3.    Construction........................................22
       Section 17.4.    Counterparts........................................22
       SECTION 17.5.    GOVERNING LAW.......................................23
       Section 17.6.    Legal Holidays......................................23

Signature...................................................................24

SCHEDULE A          --     INFORMATION RELATING TO PURCHASER

SCHEDULE B          --     DEFINED TERMS

SCHEDULE 4.12       --     Form of NAIC Certificate

SCHEDULE 5.4        --     Restricted Subsidiaries of the Company;
                           Ownership of Subsidiary Stock, Etc.

SCHEDULE 5.5        --     Financial Statements

SCHEDULE 5.13       --     Existing Indebtedness

EXHIBIT 1           --     First Supplemental Indenture

EXHIBIT 4.6(a)      --     Form of Opinion of Counsel for the Company

EXHIBIT 4.6(b)      --     Form of Opinion of Special Counsel for the Purchasers

                         WALLACE COMPUTER SERVICES, INC.
                                2275 CABOT DRIVE
                              LISLE, ILLINOIS 60532


               $65,000,000 6.92% Senior Notes Due January 15, 2006

              $135,000,000 7.26% Senior Notes Due January 15, 2009




                                                   Dated as of January 15, 1999

TO THE PURCHASER LISTED IN THE ATTACHED
SCHEDULE A WHO IS A SIGNATORY HERETO:

Ladies and Gentlemen:

         WALLACE COMPUTER SERVICES, INC., a Delaware corporation (the "Company"), agrees with you as follows:

SECTION 1. AUTHORIZATION OF NOTES.

         The Company will authorize the issue and sale of $65,000,000 aggregate principal amount of its 6.92% Senior Notes due January 15, 2006 (the "6.92% Notes") and (b) $135,000,000 aggregate principal amount of its 7.26% Senior Notes due January 15, 2009 (the "7.26% Notes"; the 6.92% Notes and the 7.26% Notes being hereinafter collectively referred to as the "Notes", such term to include any such notes issued in substitution therefor pursuant to Sections 2.7 and 2.8 of the Indenture). Certain capitalized terms used in this Agreement are defined in SCHEDULE B; references to a "SCHEDULE" or an "EXHIBIT" are, unless otherwise specified, to a SCHEDULE or an EXHIBIT attached to this Agreement.

SECTION 2. SALE AND PURCHASE OF NOTES.

         Section 2.1. Sale and Purchase of Notes. Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and you will purchase from the Company, at the Closing provided for in SECTION 3, Notes in the principal amount and of the maturity specified opposite your name in SCHEDULE A at the purchase price of 100% of the principal amount thereof. Contemporaneously with entering into this Agreement, the Company is entering into separate Purchase Agreements (the "Other Agreements" and, together with this Agreement, the "Purchase Agreements") identical with this Agreement with each of the other purchasers named in SCHEDULE A (the "Other Purchasers"), providing for the sale at such Closing to each of the Other Purchasers of Notes in the principal amount and of the maturity specified opposite its name in SCHEDULE A. Your obligation hereunder, and the obligations of the Other Purchasers under the Other Agreements, are several and not joint obligations, and you shall have no obligation under any Other Agreement and no liability to any Person for the performance or nonperformance by any Other Purchaser thereunder.

        Section 2.2. Indenture for the Notes. The Notes will be issued under and will be entitled to the benefits of that certain Indenture dated as of January 15, 1999 (the "Original Indenture") between the Company and The Bank of New York, a New York banking corporation (the "Indenture Trustee"), to be supplemented and amended by a First Supplemental Indenture to be dated as of January 15, 1999 (the "First Supplemental Indenture") which is in the form attached hereto as EXHIBIT 1. The Original Indenture, as supplemented and amended by the First Supplemental Indenture, is hereinafter referred to as the "Indenture."

                 The 6.92% Notes will be substantially in the form attached as Annex A to the First Supplemental Indenture, will be dated the date of issuance thereof, will be in the denominations of $300,000 and multiples of $50,000 in excess thereof, will bear interest on the unpaid principal balance thereof from the date of the Notes at the rate of 6.92% per annum, payable semiannually on the first day of each April and October in each year and at maturity, commencing on April 1, 1999, until the principal amount thereof becomes due and payable, and will bear interest (to the extent legally enforceable) on overdue principal (including any optional prepayment of principal) and Make-Whole Amount, if any, and on any overdue installment of interest at the Overdue Rate, whether by acceleration or otherwise, until paid, and will be expressed to mature on January 15, 2006.

                  The 7.26% Notes will be substantially in the form attached as Annex B to the First Supplemental Indenture, will be dated the date of issuance thereof, will be issued in denominations of $300,000 and multiples of $50,000 in excess thereof, will bear interest on the unpaid principal balance thereof from the date of the Notes at the rate of 7.26% per annum, payable semiannually on the first day of each April and October in each year and at maturity, commencing on April 1, 1999, until the principal amount thereof becomes due and payable, and will bear interest (to the extent legally enforceable) on overdue principal (including any optional prepayment of principal) and Make-Whole Amount, if any, and on any overdue installment of interest at the Overdue Rate, whether by acceleration or otherwise, until paid, and will be expressed to mature on January 15, 2009.

Interest on the Notes will be computed on the basis of a 360-day year of twelve thirty-day months. The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity date except upon the terms and conditions and in the amounts and with the premium, if any, set forth in Section 2.06 of the First Supplemental Indenture.

SECTION 3. CLOSING.

        The sale and purchase of the Notes to be purchased by you shall occur at the offices of Chapman and Cutler, 111 West Monroe, Chicago, Illinois, at 9:00 A.M., at a closing (the "Closing") on January 15, 1999 or on such other Business Day thereafter on or prior to January 29, 1999 as may be agreed upon by the Company, you and the Other Purchasers. At the Closing the Company will deliver to you the Notes of the maturity to be purchased by you in the form of a single Note (or such greater number of Notes in denominations of at least $300,000 or a multiple of $50,000 in excess thereof as you may request) dated the date of the Closing and registered in your name (or in the name of your nominee), against delivery by you to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer for the account of the Company to account number 8666910256 at Bank of America National Trust & Savings Association, 231 South LaSalle Street, Chicago, IL 60697, ABA # 071000039. If at the Closing the Company shall fail to tender such Notes to you as provided above in this SECTION 3, or any of the conditions specified in SECTION 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

SECTION 4. CONDITIONS TO CLOSING.

         Your obligation to purchase and pay for the Notes to be sold to you at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:

         Section 4.1. Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

         Section 4.2. Direction of Indenture Trustee. You shall receive confirmation from the Company, in form and substance reasonably satisfactory to you and your special counsel, that the Indenture Trustee has been directed to make payments becoming due on any Note in accordance with the terms of Section
2.04 of the First Supplemental Indenture.

         Section 4.3. Documents Required by Indenture; Basis for Authentication. The Company shall have furnished to the Indenture Trustee the resolutions, certificates and other instruments and cash, if any, required to be delivered prior to or upon the issuance of the Notes pursuant to the provisions of the Indenture. The Company shall have requested the Indenture Trustee to and the Indenture Trustee shall have authenticated the Notes pursuant to Article II of the Original Indenture.

         Section 4.4. Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement and the Indenture required to be performed or complied with by it prior to or at the Closing, and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by the Prospectus), no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Restricted Subsidiary shall have entered into any transaction since December 1, 1998 that would have been prohibited by the Indenture had the Indenture applied since such date.

         Section 4.5. Compliance Certificates. (a) Officer's Certificates. The Company shall have delivered to you an Officer's Certificate, dated the date of the Closing, certifying that the conditions specified in SECTIONS 4.1, 4.3, 4.4 and 4.11 have been fulfilled.

         (b) Secretary's Certificates. The Company shall have delivered to you a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes, this Agreement, the Other Agreements and the Indenture.

         Section 4.6. Opinions of Counsel. You shall have received opinions in form and substance satisfactory to you, dated the date of the Closing (a) from Sidley & Austin, independent counsel for the Company, and Steven L. Carson, Esq., General Counsel of the Company, as appropriate, covering the matters set forth in EXHIBIT 4.6(A) and covering such other matters incident to the transactions contemplated hereby as you or your special counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to you), and (b) from Chapman and Cutler, your special counsel in connection with such transactions, substantially in the form set forth in EXHIBIT 4.6(B) and covering such other matters incident to such transactions as you may reasonably request.

         Section 4.7. Purchase Permitted By Applicable Law, Etc. On the date of the Closing your purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by you, you shall have received an Officer's Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

         Section 4.8. Sale of Other Notes. Contemporaneously with Closing, the Company shall sell to the Other Purchasers, and the Other Purchasers shall purchase, the Notes to be purchased by them at the Closing as specified in SCHEDULE A.

         Section 4.9. Funding Instructions. At least three Business Days prior to the date of Closing, you shall have received written instructions executed by a Responsible Officer of the Company directing the manner of the payment of funds and setting forth (a) the name and address of the transferee bank, (b) such transferee bank's ABA number, (c) the account name and number into which the purchase price of the Notes is to be deposited, and (d) the name and telephone number of the account representative responsible for verifying receipt of such funds.

         Section 4.10. Payment of Special Counsel Fees. Without limiting the provisions of SECTION 10.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of your special counsel referred to in
SECTION 4.6 to the extent reflected in a statement of such counsel rendered to the Company one Business Day prior to the Closing.

         Section 4.11. Changes in Corporate Structure. The Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and the Company shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in SECTION 5.5.

        Section 4.12. NAIC Certificate. On or prior to the date of the Closing, the Company shall deliver to you and each Other Purchaser a certificate certifying as to the answers to the questions set forth in SCHEDULE 4.12 regarding the status of the Company's internal computer systems and the impact that advent of the Year 2000 will have on such computer systems, which certificate shall be in form and substance satisfactory to the Holders and may be filed by the Holders with the National Association of Insurance Commissioners.

        Section 4.13. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

        The Company represents and warrants to you that:

        Section 5.1. Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, the Notes and the Indenture, and to perform the provisions hereof and thereof.

        Section 5.2. Authorization, Etc. This Agreement, the Notes and the Indenture have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement and the Indenture constitute, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except that equitable remedies lie in the discretion of a court and may be unenforceable.

        Section 5.3. Disclosure. The Prospectus fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Restricted Subsidiaries. This Agreement, the Prospectus (including the documents incorporated therein by reference) and the documents, certificates or other writings delivered to you by or on behalf of the Company in connection with the transactions contemplated hereby, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. As of the date hereof: (i) the Registration Statement, as amended as of any time, the Prospectus, as amended or supplemented as of any such time, and the Indenture complies in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Trust Indenture Act, and the respective rules and regulations of the Commission thereunder, (ii) the Registration Statement, as amended as of any such time, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (iii) the Prospectus, as amended or supplemented as of the date hereof, does not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties contained in this
SECTION 5.3 shall not apply to the Statement of Eligibility (Form T-1) of the Indenture Trustee. Since the respective dates as of which information is given in the Prospectus, there has been no change in the financial condition, operations, business or properties of the Company or any Restricted Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

         Section 5.4. Organization and Ownership of Shares of Restricted Subsidiaries; Affiliates. (a) Except as disclosed in SCHEDULE 5.4, the Prospectus (including the documents incorporated by reference) lists (i) all of the Company's Restricted Subsidiaries, showing, as to each Restricted Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Restricted Subsidiary,
(ii) all of the Company's Affiliates, other than Restricted Subsidiaries, and
(iii) all of the Company's directors and senior officers.

         (b) All of the outstanding shares of capital stock or similar equity interests of each Restricted Subsidiary shown in SCHEDULE 5.4 as being owned by the Company and its Restricted Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company or another Restricted Subsidiary free and clear of any Lien (except as otherwise disclosed in SCHEDULE 5.13).

         (c) Each Restricted Subsidiary identified in SCHEDULE 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Restricted Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

         (d) No Restricted Subsidiary is a party to, or otherwise subject to, any legal restriction or any agreement (other than this Agreement, the Other Agreements, the agreements listed on SCHEDULE 5.4 and customary limitations imposed by corporate law statutes) restricting the ability of such Restricted Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Restricted Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Restricted Subsidiary.

         Section 5.5. Financial Statements. The Company has delivered to each Purchaser copies of the financial statements of the Company and its Restricted Subsidiaries set forth on SCHEDULE 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Restricted Subsidiaries as of the respective dates specified in such financial statements and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

         Section 5.6. Compliance with Laws, Other Instruments, Etc. (a) The execution, delivery and performance by the Company of this Agreement, the Notes and the Indenture will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Restricted Subsidiary under, any other indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Restricted Subsidiary is bound or by which the Company or any Restricted Subsidiary or any of their respective properties may be bound or affected, (ii) contravene or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Restricted Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Restricted Subsidiary, which in any such case could reasonably be expected to have a Material Adverse Effect.

         (b) Neither the Company nor any Restricted Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         (c) The Notes are being sold pursuant to an effective registration statement and no stop order suspending the effectiveness of such registration statement has been issued and no proceeding for such purpose has been instituted and the Notes are transferable under the Securities Act.

         Section 5.7. Governmental Authorization, Etc. Except to the extent expressly required by the Securities Act, the Exchange Act and the Trust Indenture Act, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement, the Notes or the Indenture.

         Section 5.8. Litigation; Observance of Agreements, Statutes and Orders. There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Restricted Subsidiary or any property of the Company or any Restricted Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         Section 5.9. Taxes. The Company and its Restricted Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Restricted Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. No Responsible Officer of the Company has any knowledge of any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Restricted Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate. The Federal income tax liabilities of the Company and its Restricted Subsidiaries have been determined by the Internal Revenue Service and paid for all fiscal years up to and including the fiscal year ended July 31, 1993.

         Section 5.10. Licenses, Permits, Etc. (a) The Company and its Restricted Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others;

         (b) to the knowledge of any Responsible Officer of the Company, no product of the Company infringes in any respect upon any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person, other than infringements that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect; and

         (c) to the knowledge of any Responsible Officer of the Company, there is no violation by any Person of any right of the Company or any of its Restricted Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Company or any of its Restricted Subsidiaries, other than violations that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

         Section 5.11. Compliance with ERISA. (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

         (b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan's most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan's most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term "benefit liabilities" has the meaning specified in Section 4001 of ERISA and the terms "current value" and "present value" have the meanings specified in Section 3 of ERISA.

         (c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under
Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

         (d) The expected post-retirement benefit obligation (determined as of the last day of the Company's most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of the Company and its Restricted Subsidiaries is not Material.

         (e) Neither the execution and delivery of this Agreement and the Indenture, nor the issuance, sale and delivery of the Notes hereunder, will involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the first sentence of this SECTION 5.11(E) is made in reliance upon and subject to the accuracy of your representation in SECTION 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by you.

         Section 5.12. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes as set forth in the Prospectus. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 1% of the value of the consolidated assets of the Company and its Restricted Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 1% of the value of such assets. As used in this Section, the terms "margin stock" and "purpose of buying or carrying" shall have the meanings assigned to them in said Regulation U.

         Section 5.13. Existing Indebtedness; Future Liens. (a) SCHEDULE 5.13 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Restricted Subsidiaries as of December 31, 1998, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company and its Restricted Subsidiaries. Neither the Company nor any Restricted Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Restricted Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Restricted Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

         (b) Except as disclosed in SCHEDULE 5.13, neither the Company nor any Restricted Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Sections 4.13 and 4.14 of the Indenture.

         Section 5.14. Foreign Assets Control Regulations, Etc. Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

         Section 5.15. Status under Certain Statutes. Neither the Company nor any Restricted Subsidiary is an "investment company" or a company "Controlled" by an "investment company" registered or required to be registered or is subject to regulation under the Investment Company Act of 1940, as amended, or is subject to regulation under the Public Utility Holding Company Act of 1935, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

         Section 5.16. Notes Rank Pari Passu. The obligations of the Company under this Agreement, the Indenture and the Notes rank at least pari passu in right of payment with all other senior unsecured Indebtedness (actual or contingent) of the Company, including, without limitation, all senior unsecured Indebtedness of the Company described in SCHEDULE 5.13.

         Section 5.17. Environmental Matters. Neither the Company nor any Restricted Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Restricted Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case and in the aggregate, such as could not reasonably be expected to result in a Material Adverse Effect.

                   (a) Neither the Company nor any Restricted Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

                   (b) neither the Company nor any of its Restricted Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them or has disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

                   (c) all buildings on all real properties now owned, leased or operated by the Company or any of its Restricted Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

         Section 5.18. Year 2000 Compliance. The Company and its Subsidiaries are in the process of taking steps to address the impact of the Year 2000 on their business operations and to be in Year 2000 Compliance upon the occurrence of the Year 2000.

SECTION 6. REPRESENTATIONS OF THE PURCHASER.

         Section 6.1. Purchase. You represent that you are purchasing the Notes for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof; provided that the disposition of your or their property shall at all times be within your or their control.

         Section 6.2. Source of Funds. You represent that at least one of the following statements is an accurate representation as to each source of funds (a "Source") to be used by you to pay the purchase price of the Notes to be purchased by you hereunder:

                   (a) the Source is an "insurance company general account" within the meaning of Department of Labor Prohibited Transaction Exemption ("PTE") 95-60 (issued July 12, 1995) and there is no employee benefit plan, treating as a single plan all plans maintained by the same employer (or affiliate thereof, as such term is defined in PTE 95-60) or by the same employee organization, with respect to which the amount of the general account reserves and liabilities for all contracts held by or on behalf of such plan, exceed ten percent (10%) of the total reserves and liabilities of such general account (exclusive of separate account liabilities) plus surplus, as set forth in the NAIC Annual Statement filed with the state of domicile of the insurance company; or

                   (b) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as you have disclosed to the Company in writing pursuant to this paragraph (b), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

                   (c) the Source constitutes assets of an "investment fund" (within the meaning of Part V of the QPAM Exemption) managed by a "qualified professional asset manager" or "QPAM" (within the meaning of Part V of the QPAM Exemption), no employee benefit plan's assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part l(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a Person controlling or controlled by the QPAM (applying the definition of "control" in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (c); or

                   (d) the Source is a governmental plan; or

                   (e) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (e); or

                   (f) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

         If you or any subsequent transferee of the Notes indicates that you or such transferee are relying on any representation contained in paragraph (b),
(c) or (e) above, the Company shall deliver on the date of Closing and on the date of any applicable transfer a certificate, which shall either state that (i) it is neither a party in interest nor a "disqualified person" (as defined in Section 4975(e)(2) of the Code), with respect to any plan identified pursuant to paragraphs (b) or (e) above, or (ii) with respect to any plan, identified pursuant to paragraph (c) above, neither it nor any "affiliate" (as defined in Section V(c) of the QPAM Exemption) has at such time, and during the immediately preceding one year, exercised the authority to appoint or terminate said QPAM as manager of any plan identified in writing pursuant to paragraph (c) above or to negotiate the terms of said QPAM's management agreement on behalf of any such identified plan. As used in this SECTION 6.2, the terms "employee benefit plan", "governmental plan", "party in interest" and "separate account" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

SECTION 7. INFORMATION AS TO THE COMPANY.

         Section 7.1. Financial and Business Information. The Company shall deliver to each Holder of Notes that is an Institutional Investor:

                   (a) Quarterly Statements -- within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of:

                           (i) a consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of such quarter, and

                           (ii) consolidated statements of income, changes in
                   shareholders' equity and cash flows of the Company and its Restricted Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments; provided that delivery within the time period specified above of copies of the Company's Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Commission shall be deemed to satisfy the requirements of this SECTION 7.1(A) so long as such Forms 10-Q contain quarterly statements reflecting the financial position and results of operations of the Company and its Restricted Subsidiaries for such quarters in the form required by clause (i) and (ii) hereof;

                   (b) Annual Statements -- within 105 days after the end of each fiscal year of the Company, duplicate copies of,

                           (i) a consolidated balance sheet of the Company and its Restricted Subsidiaries, as at the end of such year, and

                           (ii) consolidated statements of income, changes in
                   shareholders' equity and cash flows of the Company and its Restricted Subsidiaries, for such year,

         setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by:

                                (1) an opinion thereon of independent certified
                           public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

                                (2) a certificate of such accountants stating
                           that they have reviewed this Agreement and the Indenture and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default, and, if they are aware that any such condition or event then exists, specifying the nature and period of existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit), provided that the delivery within the time period specified above of the Company's Annual Report on Form 10-K for such fiscal year (together with the Company's annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Commission, together with the accountant's certificate described in clause (2) above, shall be deemed to satisfy the requirements of this SECTION 7.1(b) so long as such annual reports to shareholders and its annual reports on Forms 10-K together contain annual statements reflecting the financial position and result of operations of the Company and its Restricted Subsidiaries for such years in the form required by clause (i) and (ii) hereof;

                   (c) SEC and Other Reports -- promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Restricted Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such Holder), and each prospectus and all amendments thereto filed by the Company or any Restricted Subsidiary with the Commission;

                   (d) Notice of Default or Event of Default -- promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default under the Indenture (including, without limitation, any claimed Event of Default of the type referred to in Section 6.1(f) of the Indenture under the Credit Facility) under the Indenture, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

                   (e) ERISA Matters -- promptly, and in any event within 30 days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

                       (i) with respect to any Plan, any reportable event,
                   as defined in Section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

                       (ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

                       (iii) any event, transaction or condition that could
                  result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

                  (f) Notices from Governmental Authority -- promptly, and in any event within 30 days of receipt thereof, copies of any written notice to the Company or any Restricted Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

                  (g) Certain Notices Under the Indenture -- true, correct and complete copies of any notices delivered by the Company directly to any holder of any of the Securities issued and outstanding pursuant to the terms and provisions of the Indenture; and

                  (h) Requested Information -- with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Restricted Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes and the Indenture as from time to time may be reasonably requested by any such Holder of the Notes, including, without limitation, such information as the Holders of the Notes may request with respect to the Company's internal computer system as it relates to Year 2000 Compliance and the impact the Year 2000 would have on such system.

         Section 7.2. Officer's Certificate. Each set of financial statements delivered to a Holder of Notes pursuant to SECTION 7.1(a) or SECTION 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

                  (a) Covenant Compliance -- the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Sections 4.12 through 4.15 and 5.1 of the Indenture during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such

         Sections, and the calculation of the amount, ratio or percentage in existence as of the last day of the financial period covered by such financial statements); and

                  (b) Event of Default -- a statement that such officer has reviewed the relevant terms of this Agreement and the Indenture and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Restricted Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Restricted Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

         Section 7.3. Inspection. The Company shall permit the representatives of each Holder of Notes that is an Institutional Investor:

                  (a) No Default -- if no Default or Event of Default then exists, at the expense of such Holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Restricted Subsidiaries with the Company's officers and (with the consent of the Company, which consent will not be unreasonably withheld) the independent public accountants of the Company and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Restricted Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

                  (b) Default -- if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Restricted Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Restricted Subsidiaries), all at such reasonable times and as often as may be reasonably requested in the manner contemplated by SECTION 13.

         Section 7.4. Reporting Treatment of Unrestricted Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, so long as the Unrestricted Subsidiaries continue to constitute, in the aggregate, less than 7% of Consolidated Total Capitalization in any fiscal period, the Company shall be permitted to include, for purposes of the financial reporting requirements contained in SECTIONS 7.1(a) and (b), and only for purposes of such Sections, the financial information of such entities on a consolidated basis. If at any time the Unrestricted Subsidiaries shall constitute, in the aggregate, 7% or more of Consolidated Total Capitalization in any fiscal period, the Company shall, notwithstanding that SECTION 7.1(a) and (b) permit the Company to comply therewith by delivery of its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, either: (a) provide consolidating financial statements setting forth separately the financial information for the Unrestricted Subsidiaries for such period, together with the financial information of such entities on a consolidated basis for purposes of the financial reporting requirements contained in SECTIONS 7.1(a) and b) and only for purposes of such Sections or (b) exclude the financial information on a consolidated basis for the Unrestricted Subsidiaries from the consolidated financial statements required to be delivered by the Company for such period pursuant to SECTIONS 7.1(a) and (b). In no event shall the Company include financial information of the Unrestricted Subsidiaries for purposes of any determination of compliance with any of the covenants contained in the Indenture.

SECTION 8. LIST OF NOTEHOLDERS; SUBSTITUTION OF NOTES; CERTAIN RESTRICTIONS
           RELATING TO TRANSFER OF NOTES.

         Section 8.1. List of Noteholders. The Company shall give to any Holder of a Note that is an Institutional Investor promptly, upon request therefor, a complete and correct copy of the names and addresses of all registered Holders of the Notes.

         Section 8.2. Transfer of Notes. Except as otherwise expressly provided herein, any transfer, exchange or substitution of the Notes shall be governed by the terms and provisions of the Indenture. Notes shall not be transferred in denominations of less than $300,000; provided that if necessary to enable the registration of transfer by a Holder of its entire holding of Notes, any Note may be in a denomination of less than $300,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in SECTION 6.1 and in
SECTION 6.2.

         Section 8.3. Replacement of Notes. In the case of an Institutional Investor, notice from such Institutional Investor of its ownership and its loss, theft, destruction or mutilation of a Note shall be accepted as evidence thereof by the Company and the Indenture Trustee. If the Holder of any Note is an Institutional Investor, or a nominee thereof, such Institutional Investor's own unsecured agreement of indemnity shall be deemed to be satisfactory by the Company and the Indenture Trustee.

        Section. 8.4. Certain Restriction Relating to Transfer of the Notes. You, the Other Purchasers and each of their respective transferees of the Notes, by their acceptance thereof, understand and agree that they will not transfer the Notes or any part or portion thereof to a Competitor.

SECTION 9. PAYMENTS ON NOTES.

         Section 9.1. Place of Payment. Subject to SECTION 9.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made at the Corporate Trust Office of the Indenture Trustee.

         Section 9.2. Home Office Payment. So long as an original purchaser or its nominee shall be the Holder of any Note, and notwithstanding anything contained in SECTION 9.1, in such Note or in the Indenture to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such original purchaser's name in SCHEDULE A to this Agreement, or by such other method or at such other address as it shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, each original purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at the Corporate Trust Office of the Indenture Trustee. Prior to any sale or other disposition of any Note held by an original purchaser of the Notes or its nominee, such purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Indenture Trustee in exchange for a new Note or Notes pursuant to the Indenture. The Company will afford the benefits of this provision to each Institutional Investor that is the direct or indirect transferee of any Note purchased by an original purchaser of the Notes and that has made the same written agreement relating to such Note as such purchaser has made in this Agreement.

SECTION 10. EXPENSES, ETC.

        Section 10.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys' fees of a special counsel and, if reasonably required, local or other counsel) incurred by you and each Other Purchaser or Holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes or the Indenture (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or the Indenture or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or the Indenture, or by reason of being a Holder of any Note, and (b) the costs and expenses, including financial advisors' fees, incurred in connection with the insolvency or bankruptcy of the Company or any Restricted Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and the Indenture. The Company will pay, and will save you and each other Holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those retained by you).

        Section 10.2. Survival. The obligations of the Company under this
SECTION 10 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, the Notes or the Indenture, and the termination of this Agreement.

SECTION 11. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

        All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent Holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other Holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Indenture and the Notes embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 12. AMENDMENT AND WAIVER.

        Section 12.1. Requirements. This Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of SECTION 1, 2, 3, 4, 5, 6 or 16 hereof, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and (b) no such amendment or waiver may, without the written consent of the Holder of each Note at the time outstanding affected thereby, (i) change the percentage of the principal amount of the Notes the Holders of which are required to consent to any such amendment or waiver, or (ii) amend any of this
SECTION 12 or SECTION 15. No term or provision of the Notes may be amended or waived except as otherwise permitted in the First Supplemental Indenture.

        Section 12.2. Solicitation of Holders of Notes.

         (a) Solicitation. The Company will provide each Holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Indenture. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this SECTION 12 to each Holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Holders of Notes.

         (b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any Holder of Notes as consideration for or as an inducement to, or otherwise in connection with the consideration of, the entering into by any Holder of Notes of any waiver or amendment of any of the terms and provisions hereof or of the Indenture, unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each Holder of Notes then outstanding even if such Holder did not consent to such waiver or amendment.

        Section 12.3. Binding Effect, Etc. Any amendment or waiver consented to as provided in this SECTION 12 applies equally to all Holders of Notes and is binding upon them and upon each future Holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the Holder of any Note nor any delay in exercising any rights hereunder or under any Note or the Indenture shall operate as a waiver of any rights of any Holder of such Note. As used herein, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

         Section 12.4. Notes Held by Company, Etc. Solely for the purpose of determining whether the Holders of the requisite percentage of the aggregate principal amount of Notes then outstanding have approved or consented to any amendment, waiver or consent to be given under this Agreement, or have directed the taking of any action provided herein to be taken upon the direction of the Holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 13. NOTICES.

         All notices and communications provided for hereunder shall be in writing and sent (a) by telefacsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

                  (i) if to you or your nominee, to you or it at the address specified for such communications in SCHEDULE A, or at such other address as you or it shall have specified to the Company in writing,

                  (ii) if to any other Holder of any Note, to such Holder at such address as such other Holder shall have specified to the Company in writing, or

                  (iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Treasurer, or at such other address as the Company shall have specified to the Holder of each
         Note in writing.

Notices under this SECTION 13 will be deemed given only when actually received.

SECTION 14. REPRODUCTION OF DOCUMENTS.

         This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This SECTION 14 shall not prohibit the Company or any other Holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 15. CONFIDENTIAL INFORMATION.

         For the purposes of this SECTION 15, "Confidential Information" means information delivered to you by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified in writing when received by you as being confidential information of the Company or such Subsidiary; provided that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any Person acting on your behalf, (c) otherwise becomes known to you other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to you under
SECTION 7.1 that are otherwise publicly available. You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you; provided that you may deliver or disclose Confidential Information to (i) your directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes), (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this SECTION 15, (iii) any other Holder of any Note, (iv) any Institutional Investor to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this SECTION 15), (v) any Person from which you offer to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this SECTION 15),
(vi) any federal or state regulatory authority having jurisdiction over you,
(vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes, this Agreement and the Indenture. Each Holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this SECTION 15 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any Holder of a Note of information required to be delivered to such Holder under this Agreement or requested by such Holder (other than a Holder that is a party to this Agreement or its nominee), such Holder will enter into an agreement with the Company embodying the provisions of this SECTION 15.

SECTION 16. SUBSTITUTION OF PURCHASER.

         You shall have the right to substitute any one of your Affiliates as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate's agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in SECTION 6. Upon receipt of such notice, wherever the word "you" is used in this Agreement (other than in this SECTION 16), such word shall be deemed to refer to such Affiliate in lieu of you. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word "you" is used in this Agreement (other than in this SECTION
16), such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original Holder of the Notes under this Agreement.

SECTION 17. MISCELLANEOUS.

        Section 17.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent Holder of a Note) whether so expressed or not.

        Section 17.2. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

        Section 17.3. Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

        Section 17.4. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

        SECTION 17.5. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF ILLINOIS, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

        Section 17.6. Legal Holidays. If a payment date is any day that is not a Business Day at a place of payment, payment may be made at the place on the next succeeding Business Day, and no interest shall accrue for the intervening period.

                                    * * * * *

         If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

                                             Very truly yours,



                                             WALLACE COMPUTER SERVICES, INC.



                                             By
                                                -------------------------------
                                                Its




Accepted as of ____________________.

                                             [VARIATION]



                                             By
                                                -------------------------------
                                                Its

                       INFORMATION RELATING TO PURCHASERS


                                                  PRINCIPAL AMOUNT AND MATURITY
NAME AND ADDRESS OF PURCHASER                          OF NOTES TO BE PURCHASED






                                   SCHEDULE A
                          (to Note Purchase Agreement)

                                  DEFINED TERMS

         (a) As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

         "Affiliate" is defined in the First Supplemental Indenture.

         "Business Day", means any day except Saturday, Sunday or a legal holiday in The City of New York or the City of Chicago, Illinois on which banking institutions are authorized or required by law, regulation or executive order to close.

         "Capital Stock" means and includes any and all shares, interests, participations or other equivalents (however designated) of ownership in any corporation or other Person.

         "Closing" is defined in SECTION 3.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

         "Commission" means the United States Securities and Exchange
Commission.

         "Company" means the Person named as the "Company" in the first paragraph of this instrument until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter "Company" shall mean such successor Person.

         "Competitor" shall mean (a) American Pad & Paper, Inc., a Delaware corporation, The Moore Corporation Ltd., a Canadian corporation, The Standard Register Company, an Ohio corporation, The Reynolds and Reynolds Company, an Ohio corporation, Banta Corporation, a Wisconsin corporation, Mail-Well, Inc., a Colorado corporation, Quebecor Inc., a Canadian corporation, Big Flower Holdings, Inc., a Delaware corporation, World Color Press, Inc., a Delaware corporation, R.R. Donnelly & Sons Company, a Delaware corporation, Consolidated Graphics, Inc., a Texas corporation, and Ennis Business Forms, Inc., a Texas corporation, (b) any other Person which is engaged in the business of manufacturing or distributing consumable business supplies and information management products, including paper and electronic business forms, office supplies, labels and commercial and promotional printed materials, or (c) any Person which at the time owns more than fifty percent (50%) of the Voting Stock of any Person described in the foregoing clause (a) or clause (b) and in connection therewith exercises control over management of a Person that is engaged in the business of manufacturing and distributing consumable business supplies or information management products, including paper and electronic business forms, office supplies and labels, or commercial and promotional printed materials, provided in any event that:



                                   SCHEDULE B
                          (to Note Purchase Agreement)

                  (i) the provision of investment advisory services by one Person to a Plan which has been established or is maintained by another Person which is a Competitor shall not cause such first Person to be deemed a Competitor;

                  (ii) an Institutional Investor shall not be deemed a Competitor unless such Institutional Investor owns or holds more than 50% of the Voting Stock of, and in connection therewith exercises control over management of, a Person that is engaged in the business of manufacturing and distributing consumable business supplies or information management products, including paper and electronic business forms, office supplies and labels, or commercial and promotional printed materials;

                  (iii) an Institutional Investor shall not be deemed a Competitor if such Institutional Investor is a pension plan which has been established or is maintained by a Person which is a Competitor but which is a regular investor in privately placed securities and such pension plan has established procedures which will prevent Confidential Information supplied to such pension plan by the Company from being transmitted or otherwise made available to such Person unless such pension plan has been established or is maintained by a Person which is named in the foregoing clause (a), in which event such pension plan shall be deemed a Competitor; and

                  (iv) an Institutional Investor that would otherwise be deemed a Competitor pursuant to the foregoing provisions of this definition by virtue of its ownership or control as a portfolio investment of the equity securities of any Person primarily engaged in the business of manufacturing and distributing consumable business supplies or information management products, including paper and electronic business forms, office supplies and labels, or commercial and promotional printed materials, shall not be deemed a Competitor if such Institutional Investor has established procedures which will prevent Confidential Information supplied to such Institutional Investor by the Company from being transmitted or otherwise made available to such Person.

         "Confidential Information" is defined in SECTION 15.

         "Consolidated Total Capitalization" shall have the meaning specified in the Indenture.

         "Credit Facility" is defined in the First Supplemental Indenture.

         "Default" means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default under the Indenture.

         "Environmental Laws" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

         "ERISA Affiliate" means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under Section 414 of the Code.

         "Event of Default" shall have the meaning assigned thereto in the Indenture.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "First Supplemental Indenture" is defined in SECTION 2.2.

         "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

         "Governmental Authority" means

                  (a)   the government of

                        (i) the United States of America or any state, municipality or other political subdivision thereof, or

                        (ii) any jurisdiction in which the Company or any
                  Restricted Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Restricted Subsidiary, or

                  (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government, including without limitation any federal, state or municipal commission, board or other administrative agency or any other public authority.

         "Hazardous Material" means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

         "Holder" means a Person in whose name a Note is registered, in the register as such term is defined in Section 1.1 of the Indenture.

         "Indebtedness" is defined in the Indenture.

         "Indenture" is defined in SECTION 2.2.

         "Indenture Trustee" is defined in SECTION 2.2.

         "Institutional Investor" means (a) any original purchaser of a Note,
(b) any Holder of a Note holding more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any broker or dealer registered under the Exchange Act, and (d) any other Person which may be within the definition of "qualified institutional buyer" as such term is used in Rule 144A promulgated under the Securities Act, as from time to time in effect, promulgated under the Securities Act.

         "Lien" means any mortgage, pledge, security interest, encumbrance, easement, lease, reservation, restriction, servitude, charge or similar right or lien of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, any filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction, and any defect or irregularity in record title.

         "Make-Whole Amount" is defined in the First Supplemental Indenture.

         "Material" means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Restricted Subsidiaries taken as a whole.

         "Material Adverse Effect" means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Restricted Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement, the Notes and the Indenture, or (c) the validity or enforceability of this Agreement, the Notes or the Indenture.

         "Multiemployer Plan" means any Plan that is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA).

         "Notes" is defined in SECTION 1.

         "Officer's Certificate" means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

         "Original Indenture" is defined in SECTION 2.2.

         "Other Agreements" is defined in SECTION 2.1.

         "Other Purchasers" is defined in SECTION 2.1.

         "Overdue Rate" means that rate of interest that is the greater of (i) 1% per annum above the rate of interest stated in the first paragraph of the Notes of the applicable maturity and (ii) 1% over the rate of interest publicly announced by Citibank, N.A., in New York, New York as its "base" or "prime" rate.

         "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

         "Person" means an individual, corporation, limited liability company, association, partnership, joint venture, trust or unincorporated organization or any Governmental Authority.

         "Plan" means an "employee benefit plan" (as defined in Section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

         "property" or "properties" means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

         "Prospectus" means the Prospectus Supplement and attached Prospectus, dated January 15, 1999 and May 12, 1998, respectively, as filed with the Commission pursuant to Rule 424(b) on January 15, 1999.

         "Purchase Agreements" is defined in SECTION 2.1.

         "QPAM Exemption" means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

         "Registration Statement" means that certain Commission Registration Statement on Form S-3 (file number 333-46807) first filed with the Commission on February 29, 1998, as amended by Amendment No. 1 filed with the Commission on April 10, 1998.

         "Required Holders" means, at any time, the Holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

         "Responsible Officer" means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

         "Restricted Subsidiary" means any Subsidiary of the Company as of the date of Closing and each Subsidiary thereafter created or acquired, unless expressly excluded by resolution of the Board of Directors before, or within 120 days following, such creation or acquisition.

         "Securities" is defined in the Indenture.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Senior Financial Officer" means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

         "7.26% Notes" is defined in SECTION 1.

         "6.92% Notes" is defined in SECTION 1.

         "Subsidiary" means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company.

         "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

         "Unrestricted Subsidiary" means any Subsidiary which is not a Restricted Subsidiary.

         "Voting Stock" means "securities" of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions). For purposes of this definition, "securities" shall have the same meaning as in
Section 2(1) of the Securities Act.

         "Wholly-owned Restricted Subsidiary" means, at any time, any Restricted Subsidiary all of the shares of voting Capital Stock and other voting equity interests (except directors' qualifying shares) and other equity interests of which are owned by the Company and/or the Company's other Wholly-owned Restricted Subsidiaries at such time.

         "Year 2000" means the year beginning January 1, 2000.

         "Year 2000 Compliance" means programming of key software, tradeware, telecommunications, physical plant and automated processees of the Company and its Restricted Subsidiaries so that such software, tradeware, telecommunications, physical plant and automated processees accurately recognize the advent of Year 2000.

         (b) Words and phrases not otherwise defined above or set forth in the Section hereof identified in the definition of such defined term shall have the meanings assigned thereto in the Indenture.

                            FORM OF NAIC CERTIFICATE

YEAR 2000 DUE DILIGENCE NOTICE

         As part of its credit assessment procedures for not-rated securities, the Securities Valuation Office has an obligation to conduct due diligence on the obligor of each security before it can assign the security a National Association of Insurance Commissioners Designation. The Securities Valuation Office has become increasingly aware in recent months of the need to assess a company's Year 2000 preparedness as part of this due diligence. The Securities Valuation Office has, therefore, drafted a series of questions relating to Year 2000 compliance to be answered by the issuers/obligors of all not-rated securities filed with the Securities Valuation Office. Please include a response to this questionnaire with each initial or annual update submission to the Securities Valuation Office of securities not rated by an NRSRO. If a response is not included as part of the submission, the filer will be contacted and asked for the response before the submission can be assigned a National Association of Insurance Commissioners Designation for the current year.

YEAR 2000 (Y2K) DUE DILIGENCE QUESTIONS

         1. What is the company doing to prepare its internal computer systems and software for the year 2000?

         2. What is the company doing to prepare its internal operating systems and equipment with embedded chip technology for the year 2000?

         3. Will the year 2000 problem affect the company's products, services and/or business activities (e.g., disruption of service or discontinuance of product lines)?

         4. Who in the company is responsible for directing its year 2000 efforts and what has been the Board of Directors' role in reviewing and approving the company's year 2000 plan?

         5. What is the company's schedule for fixing and testing its systems? Please identify any third party or industry-wide testing in which the company plans to participate.

         6. If the company does not plan to do all its year 2000 work itself, please identify whether any outside consultants or vendors have been or will be employed to do all or part of the work. If the company plans to obtain a certificate of year 2000 compliance from any outside organization, please identify.

         7. What has the company done to survey its vendors, suppliers, trading partners, service providers or other third parties with whom it interacts to ascertain what their status is with respect to year 2000 readiness?



                                   SCHEDULE B
                          (to Note Purchase Agreement)

         8. What is the company's contingency plan if some or all of the company's systems will not be remediated in time for the year 2000?

         9. How do the company's costs to address the year 2000 problem affect its bottom line? Do these costs have a material financial effect? Can I see something in the company's recent reports or other public statements in which the company discusses its approach to the year 2000 problem?

         10. Even if the company does not believe that the costs or potential effects of the year 2000 are material, can you tell me how much the year 2000 problem will cost the company?

         11. Please identify any additional insurance the company has obtained, including any directors and officers personal liability insurance, specifically for the year 2000 problem?

         12. If your company is a manufacturer or supplier of any hardware, software or equipment systems, what are your concerns about the potential liabilities associated with the company's products or services? What is your best assessment of corporate exposure to legal actions arising from equipment or software failures associated with the company's products or services?

                     RESTRICTED SUBSIDIARIES OF THE COMPANY
                  AND OWNERSHIP OF RESTRICTED SUBSIDIARY STOCK



                        [SEE COPIES OF FORM 10-K, PART 2]




                                  SCHEDULE 5.4
                          (to Note Purchase Agreement)

                                  SCHEDULE 5.5
                              FINANCIAL STATEMENTS



         (1) Consolidated balance sheets as of July 31, 1997 and 1998.

         (2) Consolidated statements of income, stockholders' equity and cash flows for each of the three fiscal years in the period ended July 31, 1998.

                         WALLACE COMPUTER SERVICES, INC.
                            SCHEDULE OF INDEBTEDNESS
                                AS OF __________

                                    EXHIBIT 1


                          FIRST SUPPLEMENTAL INDENTURE






                                  SCHEDULE 5.13
                          (to Note Purchase Agreement)

                                 EXHIBIT 4.6(A)


                   FORM OF OPINION OF COUNSEL FOR THE COMPANY

                                 EXHIBIT 4.6(B)


              FORM OF OPINION OF SPECIAL COUNSEL FOR THE PURCHASERS